October 4, 2023

Diron Smith

Dear Diron:
We are very pleased to offer you the position of Executive Vice President and Chief Financial Officer working from our Plano, Texas location. In this position, you will be reporting directly to Joe Dziedzic, President and Chief Executive Officer. In this role, you will be a member of the Company’s Executive Leadership Team. The effective date of your promotion to this new role is October 9, 2023. The general terms of your employment offer are described below.

You agree to the best of your ability and experience that you will, at all times, loyally and conscientiously perform all of the duties and obligations required of the position, which shall be consistent with those customarily performed by the Executive Vice President and Chief Financial Officer and will abide fully with the Company’s Code of Ethics.

During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly, or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation, without the Company’s prior written consent.

Compensation, Hours of Work, and Benefits
Associates of Integer are provided with opportunities to be recognized and rewarded based on individual and Company performance. The Company also provides a variety of benefits to its Associates. The Company reserves the right in its sole discretion to modify prospectively the compensation and benefits provided.
BASE COMPENSATION: Your starting compensation will be $16,923.08 payable bi-weekly on Fridays, which is equivalent to $440,000 USD annually, less appropriate deductions for taxes and other amounts as agreed or as required by law to be withheld.
As an exempt salaried associate, there are no set hours for your position. However, you are generally expected to observe our regular business hours which are 8:00a.m. to 5:00 p.m., Monday through Friday. Associates in exempt positions are expected to work the hours necessary to complete assignments on a schedule that satisfies the requirements and responsibilities of the job. Associates in exempt positions are not entitled to compensation for hours in excess of 40 in a workweek.

SHORT TERM INCENTIVE (STI) PLAN: Your position is eligible to participate in the Company’s Short Term Incentive program and will be prorated based upon your eligible earnings. Your STI target is 70% of your total eligible earnings. For 2023, your target bonus will be equal to 35% of your eligible earnings in your previous role plus 70% of your eligible earnings in both the interim and permanent Chief Financial Officer roles. Integer STI Plan awards are subject to approval by the Board of Directors and are reviewed annually.

ANNUAL LONG-TERM INCENTIVE (LTI) PLAN: Starting in 2024, your position is eligible to participate in the Company’s annual Long-Term Incentive program. The current program design is to provide a target grant amount for associates fully performing in your position of approximately USD $1,200,000. The grant is delivered in the form of restricted stock units, of which one-third will be time-based (“Time-Based RSUs”), one-third will be performance-based using organic sales growth (“Financial PSUs”), and one-third will be performance-based using relative total shareholder return (“TSR PSUs”). The Time-Based RSUs will vest in three equal annual installments. The Financial PSUs will vest dependent upon Integer’s achievement of the organic sales growth target during the three-year performance period commencing with the fiscal year in which the grant is made. The TSR PSUs will vest dependent upon Integer’s relative total shareholder return versus Integer’s peer group during the three-year performance period commencing with the grant date. Actual LTI grants allow leaders to recognize and reward the contributions of individuals who show strong growth potential and have differentiated themselves in the execution of our strategy. Integer LTI plan awards are subject to the approval by the Board of Directors and are reviewed annually. This offer is contingent upon your agreement to enter into a non-compete agreement, where applicable.

EXECUTIVE STOCK OWNERSHIP GUIDELINES: Integer Holdings Corporation maintains executive stock ownership guidelines, designed to align the interests of its executives with shareholders.
PAID TIME OFF: You will be eligible to receive Paid Time Off (PTO) in accordance with the company’s PTO policy.

BENEFITS: Subject to the terms and conditions of eligibility, you will be eligible to participate in the Integer benefit and wellness plans. Such benefits currently include medical, dental and vision coverage, a 401(k) plan, life and disability insurance coverage, Section 125 Flexible Spending Plan and other exciting wellness programs.

Additionally, you will be eligible for the following Executive Benefits.

EXECUTIVE LIFE INSURANCE: At the Company’s expense and subject to you meeting the underwriters’ insurability standards, term life insurance with a total face value of $1,000,000, with the death beneficiary designated by you.

EXECUTIVE LONG-TERM DISABILITY: Participation in the Executive long-term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years).

EXECUTIVE PHYSICAL EXAMINATION: Consistent with our interest in you maintaining your personal health, eligibility for the key management Physical Examination Program.

401(k) RESTORATION PLAN: This benefit allows you to defer compensation and receive the Company matching contribution on earnings above the IRS limits for qualified 401(k) plans.

DIRECTOR AND OFFICER LIABILTY AND FIDUCIARY INSURANCE: You will be covered by the Company’s Director and Officer Liability Insurance policies. In addition, you will be covered by the Company’s fiduciary liability insurance for any service related to employee benefit plans.

All plans, policies and programs described in this section are subject to change at any time at the sole discretion of the Company.
Reimbursement of Expenses
You will be reimbursed for reasonable expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related business travel, hotel and meal expenses.
Change of Control
If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement to be entered into between you and the Company, which will be provided to you at a later date, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

Termination of Employment
If at any time during your employment the Company terminates your employment for any reason other than Cause or Disability, you will, subject to the terms and conditions described in this paragraph, receive a severance benefit, payable in a single lump sum cash payment, that is equal to the sum of one year of your current base salary at the time of your termination of employment and the amount the Company reasonably anticipates it would otherwise have contributed to the Company’s medical plan on your behalf for the 12 months following the date of termination, less applicable tax withholdings. As a condition of receipt of the severance benefit, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of termination of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein. If you timely provide an effective Separation Agreement and Release to the Company, the severance benefit will be paid on the 60th day following your termination of employment. Notwithstanding the foregoing, no severance benefit will be paid under this paragraph if a severance benefit is payable under the Change of Control Agreement.
If your employment is terminated for Cause or Disability (as hereinafter defined), you will not be eligible for the severance benefit. “Cause” means a material breach of this letter, gross negligence, or willful misconduct in the performance of your duties, dishonesty to the Company, the commission of a felony that results in a conviction of law, or a material violation of the written policies of the Company.  “Disability” means a disability that would qualify as such under the Company’s long-term disability plan.
Code Section 409A Compliance
It is intended that all terms and payments under this letter comply with and be administered in accordance with Section 409A of the Internal Revenue Code (the “Code”) so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this letter that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary, to comply with Code Section 409A. If payment or provision of any amount or benefit under this letter at the time specified would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The Company will, to the extent reasonably possible, amend this letter in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that no amendment is required if such amendment would change the amount payable by the Company under this letter.
Notwithstanding any other provision of the letter, if it is determined that you are a Specified Employee and that any amount or benefit payable under this letter (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a separation from service, then the amount or benefit will not be paid (or begin to be paid) prior to the date that is six months after the date of your separation from service (or, if earlier, your date of death). Payment of any amount or benefit to which you would otherwise be entitled during the first six months following the date of your separation from service will be accumulated and paid on the day that is six months after the date of your separation from service. For purposes of this letter, a “Specified Employee” is an individual who is determined to be a “specified employee” within the meaning of Code Section 409A.
Any reimbursement of expenses or in-kind benefits provided under this letter subject to, and not exempt from, Code Section 409A will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid on or before the last day of the calendar year following the calendar year in which the expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

At-Will Employment
Your employment with the Company will be “at will,” meaning that either you or the Company can terminate your employment at any time, with or without cause, reason, or notice.

Acceptance
To confirm your acceptance of this offer, please return a signed copy to me via email at kirk.thor@integer.net.
By accepting the offer presented in this letter, you represent that you have read and are familiar with the responsibilities required by this position description.

Diron, we truly believe you have the right knowledge, experience, and values to be a great fit for this role and for Integer. We are all looking forward to continuing to work with you.

Please do not hesitate to contact me if you have any questions.

Sincerely,

Kirk Thor
Chief Human Resources Officer

/s/ Diron Smith                        10/9/23
Diron Smith                        Date
Understood, agreed, and acknowledged.

CC:     Joe Dziedzic